Exhibit 99.1

Pacific Capital Bancorp
Continues Stock Repurchase Program

Santa Barbara, Calif., August 27, 2003 / Business Wire / — Pacific Capital Bancorp (Nasdaq: PCBC), a California community bank holding company with $4.5 billion in assets, today announced the completion of its previously announced share repurchase program.  Under that program, Pacific Capital Bancorp repurchased a total of 607,748 shares.

Pacific Capital Bancorp also announced that the board of directors has authorized a new stock repurchase program for up to $20 million of the Company’s outstanding shares.  Under the program, repurchases may be made from time to time by the Company in the open market, in block purchases, or in privately negotiated transactions in accordance with Securities and Exchange Commission (SEC) rules and when the Company deems the price to be attractive.

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A. (PCBNA), a nationally chartered bank that operates under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank and San Benito Bank.  PCBNA is a 41-branch community bank network serving customers in six Central Coast counties, from Morgan Hill in the north to Westlake/Thousand Oaks in the south.

For Information Contact:

Deborah Lewis Whiteley

Senior Vice President

Director, Investor Relations

(805) 884-6680

whiteley@pcbancorp.com